Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-265526) of our report dated April 1, 2024, relating to the financial statements of AppTech Payments Corp for the years ended December 31, 2023 and 2022, which appear in the Annual Report on Form 10-K.

/s/ dbbmckennon

San Diego, California

April 1, 2024